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                                  EXHIBIT 10.39

                                 REVOLVING NOTE


$26,000,000                    Houston, Texas                   October 29, 1998


         For value received, the undersigned DENALI INCORPORATED, a Delaware corporation ("Company"), hereby promises to pay to the order of NationsBank, N.A. ("Bank"), the principal amount of Twenty-Six Million and No/100 Dollars ($26,000,000) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Company, together with accrued but unpaid interest on the principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

         This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Amended and Restated Credit Agreement dated as of March 23, 1998 (as the same may be amended, restated, modified, or supplemented from time to time, the "Credit Agreement"), among the Company, the other Borrowers party thereto, the financial institutions parties thereto ("Banks"), and NationsBank of Texas, N.A., as agent for the Banks ("Agent"). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. The Credit Agreement
(a) provides for, among other things, the making of Revolving Advances by the Bank to the Company from time to time, the indebtedness of the Company resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for, among other things, acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement. This Revolving Note is issued in renewal and increase of the Revolving Note dated March 23, 1998 in the principal amount of $23,000,000 executed by the Company to the order of the Bank.

         Both principal and interest are payable to the Agent in the currency, at the times, in the locations, and in the manner specified in the Credit Agreement. The Bank shall record all Revolving Advances and payments of principal made under this Revolving Note, but no failure of the Bank to make such recordings shall affect the Company's repayment obligations under this Revolving Note.

         It is contemplated that because of prepayments there may be times when no indebtedness is owed under this Revolving Note. Notwithstanding such prepayments, this Revolving Note shall remain valid and shall be in force as to Revolving Advances made pursuant to the Credit Agreement after such prepayments.

         It is the intention of the Bank and the Company to conform strictly to any applicable usury laws. Accordingly, the terms of the Credit Agreement relating to the prevention of usury will be strictly followed.

         EXECUTED as of the date first above written.


                                                  DENALI INCORPORATED

                                                  By:    /s/ R. Kevin Andrews
                                                         --------------------
                                                  Name:  R. Kevin Andrews
                                                  Title: CFO/Treasurer